Registration No. 333-__________

As filed with the Securities and Exchange Commission on October 24, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________________

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

_____________________

FENNEC PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

_____________________

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	20-0442384 (I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive Research Triangle Park, NC (Address of Principal Executive Offices)	27709 (Zip Code)

_____________________

AMENDED AND RESTATED STOCK OPTION PLAN

(Full Title of the Plan)

_____________________

Rostislav Raykov
Chief Executive Officer
Fennec Pharmaceuticals Inc.
PO Box 13628, 68 TW Alexander Drive
Research Triangle Park, NC 27709

(Name and Address of Agent for Service)

(919) 636-4530

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value	3,964,185	$10.12	$40,117,552.20	$4,994.64

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of common stock as may become issuable by reason of stock dividends, stock splits or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the Registrant’s common stock on October 23, 2017 as reported on the NASDAQ Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which Fennec Pharmaceuticals Inc. (the “Company”, “Fennec”, “we”, “us” or “our”) has filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Commission on March 29, 2017 (the “Form 10-K”);
(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 filed with the Commission on May 12, 2017 and August 14, 2017, respectively;
(c)	our Current Reports on Form 8-K filed with the Commission on May 17, 2017, June 9, 2017, June 29, 2017, September 13, 2017, September 29, 2017 and October 16, 2017; and
(d)	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the Commission on September 11, 2017, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that we may file in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement. We will deem all of these documents to be a part of this Registration Statement from the respective dates of filing these documents.

We further regard any statement contained in a document that is incorporated by reference in this Registration Statement to be modified or superseded if this Registration Statement, or some other subsequently filed document that is also incorporated by reference in this Registration Statement, modifies or supersedes the statement. If this occurs, we regard the statement to be incorporated in this Registration Statement by reference only in the statement’s modified or superseded form.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An “eligible party” means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the other corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

An “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

Notwithstanding any of the foregoing, a corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;
•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

Our Articles provide that, subject to the Business Corporations Act (British Columbia), we must indemnify an eligible party and their respective heirs and personal or other legal representatives against all eligible penalties to which such eligible party is or may be liable. We must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with us on this term. Our Articles also provide that we may indemnify any person, subject to any restrictions in the Business Corporations Act (British Columbia).

Our Articles defines the following terms: (1) an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an “eligible proceeding”; (2) an “eligible party” means a director, former director or alternate director of the Company; (3) an “eligible proceeding” means a legal proceeding or investigative action (whether current, threatened, pending or completed), in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and (4) “expenses” has the meaning set out in the Business Corporations Act (British Columbia).

Our Articles provide that we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who is or was a director, alternative director, officer, employee or agent, or held or holds such position or a position equivalent to the foregoing (each, an “insured party”) with respect to (i) the Company; (ii) a corporation at a time when the corporation was an affiliate of the Company; (iii) at the request of the Company, served in such capacity with respect to a corporation, partnership, trust, joint venture or other unincorporated entity, against any liability that may be incurred by him or her acting in such capacity.

We maintain liability insurance policies regarding our directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Notice of Articles dated August 25, 2011 (incorporated herein by reference to Exhibit 3.2(i) to our Form 8-K filed August 26, 2011).
4.2	Articles dated August 25, 2011 (incorporated herein by reference to Exhibit 3.2(ii) to our Form 8-K filed August 26, 2011).
4.3	Notice of Alteration dated September 3, 2014 (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed September 9, 2014).

4.4	Shareholder Rights Plan Agreement dated June 27, 2017 between Fennec Pharmaceuticals Inc. and Computershare Trust Company of Canada (incorporated herein by reference to Schedule B to our Management Proxy Circular filed May 24, 2017).
4.5	Amended and Restated Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to our Form 8-K filed September 29, 2017).
5.1	Opinion of LaBarge Weinstein LLP.
23.1	Consent of LaBarge Weinstein LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Accounting Firm.
24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 24, 2017.

Fennec Pharmaceuticals Inc.

By:	/s/ Rostislav Raykov
Rostislav Raykov
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rostislav Raykov and Robert Andrade as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rostislav Raykov Rostislav Raykov	Chief Executive Officer (Principal Executive Officer) and Director	October 24, 2017
/s/ Robert Andrade Robert Andrade	Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2017
/s/ Chris A. Rallis Chris A. Rallis	Director	October 24, 2017
/s/ Marco Brughera Marco Brughera	Director	October 24, 2017
/s/ Khalid Islam Khalid Islam	Director	October 24, 2017
/s/ Adrian Haigh Adrian Haigh	Director	October 24, 2017

EXHIBIT INDEX

4.1	Notice of Articles dated August 25, 2011 (incorporated herein by reference to Exhibit 3.2(i) to our Form 8-K filed August 26, 2011).
4.2	Articles dated August 25, 2011 (incorporated herein by reference to Exhibit 3.2(ii) to our Form 8-K filed August 26, 2011).
4.3	Notice of Alteration dated September 3, 2014 (incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed September 9, 2014).
4.4	Shareholder Rights Plan Agreement dated June 27, 2017 between Fennec Pharmaceuticals Inc. and Computershare Trust Company of Canada (incorporated herein by reference to Schedule B to our Management Proxy Circular filed May 24, 2017).
4.5	Amended and Restated Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to our Form 8-K filed September 29, 2017).
5.1	Opinion of LaBarge Weinstein LLP.
23.1	Consent of LaBarge Weinstein LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Accounting Firm.
24.1	Power of Attorney (included in signature page to this Registration Statement).